Exhibit 99.1

General Moly, Inc. — NYSE MKT and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES FINANCING UPDATE

LAKEWOOD, COLORADO — March 20, 2013, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration and mining company has been informed that legal counsel has suspended work on the $665 million Chinese sourced Term Loan that is currently being negotiated with China Development Bank (“CDB”) for the development of the Mt. Hope Project until further notice. This suspension of activities relates to media reports that Mr. Liu Han, Chairman of Sichuan Hanlong Group (“Hanlong”) has reportedly been detained by Chinese authorities. Hanlong or an affiliate is obligated to arrange and guarantee the Term Loan, throughout its life.

General Moly is seeking clarification from Hanlong as to the implications for the Company and will advise the market should these enquiries render any relevant information.

Bruce D. Hansen, Chief Executive Officer of General Moly, said “We have been making good progress negotiating the Term Loan and are disappointed that this work has been suspended until further clarification is received from Hanlong. We hope to re-establish Term Loan negotiations with Hanlong and CDB in the near-term, but will concurrently assess other financing alternatives.”

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media — Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes, including recent request for preliminary injunction and appeal of the ROD.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  The bank financing and subordinated loans are subject to final negotiation and satisfaction of conditions precedent.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.